                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                          Xomed Surgical Products, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   98412V 10 7
                         ------------------------------
                                 (CUSIP Number)

                                January 12, 1999
                                ----------------
             (Date of Events Which Require Filing of this Statement)

                          Check the appropriate box to
                         designate the rule pursuant to
                         which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

_______________________                                  _______________________

CUSIP No.  98412V 10 7                13G                Page  2  of  9  Pages
           -----------                                        ---    ---
_______________________                                  _______________________

______ _________________________________________________________________________
    1 | NAME OF  REPORTING  PERSON
      | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      | Warburg, Pincus Investors, L.P.
______|_________________________________________________________________________
    2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      |
      |                                                          (a) [ ]
      |
      |                                                          (b) [X]
______|_________________________________________________________________________
    3 | SEC USE ONLY
      |
      |
______|_________________________________________________________________________
    4 | CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      | Delaware
      |
______|_________________________________________________________________________
              |    5 | SOLE VOTING POWER
              |      |
              |      | -0-
              |      |
              |______|__________________________________________________________
   NUMBER OF  |    6 | SHARED VOTING POWER
    SHARES    |      |
 BENEFICIALLY |      | 1,441
   OWNED BY   |      |
     EACH     |______|__________________________________________________________
   REPORTING  |    7 | SOLE DISPOSITIVE POWER
    PERSON    |      |
     WITH     |      | -0-
              |      |
              |______|__________________________________________________________
              |    8 | SHARED DISPOSITIVE POWER
              |      |
              |      | 1,441
              |      |
______ _______|______|__________________________________________________________
    9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      |
      | 1,441
      |
______|_________________________________________________________________________
   10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      | CERTAIN SHARES*
      |                                                               [ ]
______|_________________________________________________________________________
   11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      |
      | 0.01%
      |
______|_________________________________________________________________________
   12 | TYPE OF REPORTING PERSON*
      |
      | PN
      |
______|_________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

_______________________                                  _______________________

CUSIP No.  98412V 10 7                13G                Page  3  of  9  Pages
           -----------                                        ---    ---
_______________________                                  _______________________

______ _________________________________________________________________________
    1 | NAME OF  REPORTING  PERSON
      | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      | Warburg, Pincus & Co.
______|_________________________________________________________________________
    2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      |
      |                                                          (a) [ ]
      |
      |                                                          (b) [X]
______|_________________________________________________________________________
    3 | SEC USE ONLY
      |
      |
______|_________________________________________________________________________
    4 | CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      | New York
      |
______|_________________________________________________________________________
              |    5 | SOLE VOTING POWER
              |      |
              |      | -0-
              |      |
              |______|__________________________________________________________
   NUMBER OF  |    6 | SHARED VOTING POWER
    SHARES    |      |
 BENEFICIALLY |      | 59,378
   OWNED BY   |      |
     EACH     |______|__________________________________________________________
   REPORTING  |    7 | SOLE DISPOSITIVE POWER
    PERSON    |      |
     WITH     |      | -0-
              |      |
              |______|__________________________________________________________
              |    8 | SHARED DISPOSITIVE POWER
              |      |
              |      | 59,378
              |      |
______ _______|______|__________________________________________________________
    9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      |
      | 59,378
      |
______|_________________________________________________________________________
   10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      | CERTAIN SHARES*
      |                                                               [ ]
______|_________________________________________________________________________
   11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      |
      | 0.49%
      |
______|_________________________________________________________________________
   12 | TYPE OF REPORTING PERSON*
      |
      | PN
      |
______|_________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

_______________________                                  _______________________

CUSIP No.  98412V 10 7                13G                Page  4  of  9  Pages
           -----------                                        ---    ---
_______________________                                  _______________________

______ _________________________________________________________________________
    1 | NAME OF  REPORTING  PERSON
      | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      |
      |E.M. Warburg, Pincus & Co., LLC
______|_________________________________________________________________________
    2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      |
      |                                                          (a) [ ]
      |
      |                                                          (b) [X]
______|_________________________________________________________________________
    3 | SEC USE ONLY
      |
      |
______|_________________________________________________________________________
    4 | CITIZENSHIP OR PLACE OF ORGANIZATION
      |
      | New York
      |
______|_________________________________________________________________________
              |    5 | SOLE VOTING POWER
              |      |
              |      | -0-
              |      |
              |______|__________________________________________________________
   NUMBER OF  |    6 | SHARED VOTING POWER
    SHARES    |      |
 BENEFICIALLY |      | 1,441
   OWNED BY   |      |
     EACH     |______|__________________________________________________________
   REPORTING  |    7 | SOLE DISPOSITIVE POWER
    PERSON    |      |
     WITH     |      | -0-
              |      |
              |______|__________________________________________________________
              |    8 | SHARED DISPOSITIVE POWER
              |      |
              |      | 1,441
              |      |
______ _______|______|__________________________________________________________
    9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      |
      | 1,441
      |
______|_________________________________________________________________________
   10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      | CERTAIN SHARES*
      |                                                               [ ]
______|_________________________________________________________________________
   11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      |
      | 0.01%
      |
______|_________________________________________________________________________
   12 | TYPE OF REPORTING PERSON*
      |
      | OO
      |
______|_________________________________________________________________________

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).              Name of Issuer:
---------               --------------

                        Xomed Surgical Products, Inc. (the "Issuer")

Item 1(b).              Address of Issuer's Principal Executive Offices:
---------               -----------------------------------------------

                        6743 Southpoint Drive North
                        Jacksonville, Florida 32216

Items 2(a)              Name of Person Filing; Address of Principal
and (b).                Business Office:
----------              ---------------

                        This statement is filed by and on behalf of (a) Warburg, Pincus Investors, L.P., a Delaware limited partnership ("WPI"); (b) Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPI. WP, as the sole general partner of WPI, has a 20% interest in the profits of WPI. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                        WPI and EMW LLC have shared ownership and voting dispositive power with respect to 1,441 shares of Common Stock (as defined below). WP has shared ownership and voting dispositive power with respect to shares of Common Stock.

Item 2(c).              Citizenship:
---------               -----------

                        Not Applicable

Item 2(d).              Title of Class of Securities:
---------               ----------------------------

                        Common Stock, par value $0.01 per share (the "Common Stock")

Item 2(e).              CUSIP Number:
---------               ------------

                        98412V 10 7


                                  5 of 9 pages

Item 3.                 If this statement is filed pursuant to
------                  ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c),
                        check whether the person is filing as a:
                        -------------------------------------------

                        (a)[ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o).
                        (b)[ ] Bank as defined in section 3(a)(6) of the Act
                               (15 U.S.C. 78c).
                        (c)[ ] Insurance company as defined in section
                               3(a)(19) of the Act (15 U.S.C. 78c).
                        (d)[ ] Investment company registered under section 8
                               of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
                        (e)[ ] An investment adviser in accordance with ss.
                               240.13d-1(b)(1)(ii)(E).
                        (f)[ ] An employee benefit plan or endowment fund in
                               accordance with ss. 240.13d-1(b)(1)(ii)(F).
                        (g)[ ] A parent holding company or control person in
                               accordance with ss. 240.13d-1(b)(1)(ii)(G).
                        (h)[ ] A savings association as defined in Section
                               3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
                        (i)[ ] A church plan that is excluded from the
                               definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
                        (j)[ ] Group, in accordance with ss.
                               240.13d-1(b)(1)(ii)(J).
                        If this statement is filed pursuant to ss. 240.13d-1(c), check this box [ ].

                        Not Applicable

Item 4.                 Ownership:
------                  ---------
                        Warburg Pincus Investors, L.P.
                        ------------------------------

                        (a) Amount beneficially owned: 1,441 shares of Common Stock, as of January 12, 1999.

                        (b)  Percent of Class: 0.01%

                        (c)  (i) Sole power to vote or direct the vote: -0-
                             (ii)  Shared power to vote or direct the vote:
                                   1,441
                             (iii) Sole power to dispose of or direct the
                                   disposition of: -0-
                             (iv) Shared power to dispose of or direct the disposition of: 1,441

                                  6 of 9 pages

                        Warburg Pincus & Co.
                        --------------------

                        (a) Amount beneficially owned: 59,378 shares of Common Stock, as of January 12, 1999.

                        (b)  Percent of Class: 0.49%

                        (c)  (i) Sole power to vote or direct the vote: -0-
                             (ii)  Shared power to vote or direct the vote:
                                   59,378
                             (iii) Sole power to dispose of or direct the
                                   disposition of: -0-
                             (iv) Shared power to dispose of or direct the disposition of: 59,378

                        E.M. Warburg Pincus & Co., LLC
                        ------------------------------

                        (a) Amount beneficially owned: 1,441 shares of Common Stock, as of January 12, 1999.

                        (b)  Percent of Class: 0.01%

                        (c)  (i) Sole power to vote or direct the vote: -0-
                             (ii)  Shared power to vote or direct the vote:
                                   1,441
                             (iii) Sole power to dispose of or direct the
                                   disposition of: -0-
                             (iv) Shared power to dispose of or direct the disposition of: 1,441

Item 5.                 Ownership of Five Percent or Less of a Class:
------                  --------------------------------------------

                        [X] As of January 12, the Reporting Persons ceased to be the beneficial owner(s) of more than 5% of the Common Stock.

Item 6.                 Ownership of More than Five Percent on Behalf of Another
------                  Person:
                        --------------------------------------------------------

                        Not Applicable

Item 7.                 Identification and Classification of the Subsidiary
------ Which Acquired the Security Being Reported on By the Parent Holding Company:
                        ----------------------------------------------------

                        Not Applicable

Item 8.                 Identification and Classification of Members of the
------                  Group:
                        ---------------------------------------------------

                        Not Applicable



                                  7 of 9 pages

Item 9.                 Notice of Dissolution of Group:
------                  ------------------------------

                        Not Applicable

Item 10.                Certification:
-------                 -------------

                        Not Applicable


                                  8 of 9 pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   January 13, 1999


                                         WARBURG, PINCUS INVESTORS, L.P.

                                         By:  Warburg, Pincus & Co., General
                                              Partner

                                         By:  /s/ Stephen Distler
                                            ------------------------------------
                                              Stephen Distler, Partner




                                         WARBURG, PINCUS & CO.


                                         By:  /s/ Stephen Distle
                                            ------------------------------------
                                              Stephen Distler, Partner




                                         E.M. WARBURG, PINCUS & CO., LLC


                                         By:  /s/ Stephen Distler
                                            ------------------------------------
                                              Stephen Distler, Member




                                  9 of 9 pages